EXHIBIT 23.1

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-56779, No. 333-34364, No. 333-81644), the Registration Statements on Form S-8 (No. 333-3694, No. 333-39105, No. 333-46492, No. 333-54426, No. 333-56781, No. 333-60828, No. 333-66067, No. 333-79675, No. 333-81635, No. 333-83770, No. 333-93497) and the Registration Statements on Form S-4 (No. 333-62694, No. 333-76562) of Yahoo! Inc. of our report dated January 16, 2002, except for Note 12, which is as of February 12, 2002, relating to the financial statements and financial statement schedule, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

San Jose, California
March 15, 2002